Exhibit 22

List of Subsidiaries

Direct or Indirectly Wholly-Owned:

Secure Risks Ltd.

Secure Risks-Strategic Security Solutions International Ltd.

Universal Guardian Products, Ltd. (formerly known as Shield Defense International Ltd.)

Shield Defense Corporation

ISR Systems Corporation

Shield Defense Technologies, Inc.

Shield Defense Europe GmbH

Universal Guardian Systems, Ltd. (formerly known as MeiDa Information Technologies, Ltd.)

Secure Risks Pakistan, Ltd.

Secure Risks Asia Pacific, Ltd.

Shield Defense (Macao) Ltd.

Universal Guardian Services PTE, Ltd. (formerly known as Secure Risks Singapore, PTE.)

Partially Owned:

Universal Guardian Corporation

The Harbour Group, Inc.